UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A INFORMATION

Consent Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐  Definitive Consent Statement
☐  Definitive Additional Materials
☒ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Post Properties, Inc.

 ( Name of Registrant as Specified in Its Charter)

Pentwater Growth Fund Ltd.

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On January 31, 2008, Reuters published an article regarding Post Properties, Inc. (“Post” or “Issuer”), a copy of which is filed herewith as Exhibit 1.

On February 1, 2008, The Wall Street Journal published an article regarding Post, a copy of which is filed herewith as Exhibit 2.

ALL SHAREHOLDERS OF POST ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE POTENTIAL PARTICIPANTS FROM THE SHAREHOLDERS OF POST FOR USE AT POST’S 2008 ANNUAL MEETING OF SHAREHOLDERS WHEN AND IF THEY BECOME AVAILABLE. THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION. WHEN AND IF COMPLETED, THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY WILL BE MAILED TO POST’S SHAREHOLDERS AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE POTENTIAL PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. INFORMATION REGARDING THE POTENTIAL PARTICIPANTS IN A POTENTIAL SOLICITATION OF PROXIES WITH RESPECT TO POST’S 2008 ANNUAL MEETING OF SHAREHOLDERS IS FILED HEREWITH AS EXHIBIT 3.

Exhibit 1

PENTWATER SEEKS SALE OF POST PROPERTIES

By Dane Hamilton

NEW YORK, Jan 31 (Reuters) - A large Chicago-based hedge fund is preparing a proxy battle to force real estate developer Post Properties Inc (PPS.N:Quote, Profile, Research) to seriously consider offers to sell itself, the fund said on Thursday.

Pentwater Capital Management LLC, a $1.25 billion hedge fund and large shareholder, plans next week to file regulatory papers to run a slate of five candidates for the nine-member Post board, according to Pentwater founder Matt Halbower.

Atlanta-based Post Properties last week said it has already started a sales process after it received an unsolicited $2 billion offer from its founder and former chief executive, John Williams, currently CEO of Williams Realty Advisors. Post hired JPMorgan Chase (JPM.N:Quote, Profile, Research) to advise it, it said on Jan. 23.

But Halbower said Post had previously considered offers, including ones from Williams, but had ultimately rejected them. He said Post would be better off with a different board and management, saying the "current board has failed to manage the business in a way to maximize shareholder value."

"It is inexcusable that the board failed to adequately consider previous bids," Halbower told Reuters. "I have chosen to nominate a slate to ensure that the ... board follows through on their fiduciary duties with respect to the sales process."

A representative of Post Properties could not immediately be reached for comment.

Post shares traded up after the Pentwater news. Its shares closed up $1.02, or 2.5 percent, to $42.27 on the New York Stock Exchange on Thursday.

Halbower isn't alone in his concern that Post Properties management isn't excited about selling. Williams, who ran the company he founded in 1970 until he developed health problems in 2001, has made at least two offers for Post, a real estate investment trust that owns and builds apartment complexes.

"The company has wonderful assets and wonderful associates and I would love to have the opportunity to run them again," said Williams in an interview. "I'll be happy with whoever has the best price, if they actually go through with the sales process."

Williams, who has been backed by Canadian pension fund Caisse de depot et placement du Quebec in both bids, made his latest offer at between $44 to $47 per share, or between $1.97 billion to $2.1 billion, subject to due diligence.

Williams would not disclose his stake in Post.

The Post auction has attracted interest from Barry Sternlicht's Starwood Capital Group, BlackRock Inc (BLK.N:Quote, Profile, Research) and funds operated by Goldman Sachs (GS.N:Quote, Profile, Research) and Lehman Brothers (LEH.N:Quote, Profile, Research), sources said.

Halbower, a former Deephaven Capital Management trader who launched Pentwater last October, said his firm has spent $100 million or so buying a minority stake in Post. Pentwater practices "event driven" equity and credit strategies, meaning it bets on the likelihood of corporate events.

Deephaven, a unit of Knight Capital Group (NITE.O:Quote, Profile, Research) disclosed Thursday that it has closed two funds with about $780 million that were previously managed by Halbower, who resigned from Deephaven in December 2006.

Halbower said the Post action is his first proxy battle since leaving Deephaven.

(Editing by Jeffrey Benkoe, Phil Berlowitz)

Exhibit 2

Wall Street Journal: Post Properties May Face Proxy Fight

By Nick Timiraos
February 1, 2008

A Chicago-based hedge fund plans to launch a proxy fight Friday designed to force apartment real-estate investment trust Post Properties Inc. to consider offers to sell itself.

Pentwater Capital Management LLC, a $1.25 billion hedge fund, plans to submit a slate of five directors to Post's nine-member board, the fund said Thursday.

Post, an Atlanta-based owner of apartments, announced last week that it was considering a $44 to $47 per share all cash offer from the company's founder John Williams, who has teamed up with Cadim, a Montreal-based real-estate advisory arm of a Canadian pension fund. Post also said its board is opening the process to other bids hoping to get a better price than the roughly $2 billion that Mr. Williams is offering.

Pentwater founder and chief executive Matt Halbower said that his bid was designed to force Post's board to consider offers from Mr. Williams or other potential bidders. He said he was concerned that once the Feb. 24 deadline has passed for shareholders to propose alternate directors Post's board would halt the process.

"We have concerns that the Post board of directors, once past the Feb. 24 deadline, might fail to move forward on the sale process that they've already announced," said Mr. Halbower, who founded Pentwater last October and has held Post shares since last fall. He said the fund owns 4.8% of Post stock and options.

A representative of Post could not be reached for comment. Post shares closed up 2.47% Thursday at $42.47 on the New York Stock Exchange.

Mr. Williams stepped down as Post chief executive in 2002 and chairman in 2003, the same year he also fought an unsuccessful proxy battle to regain control of the company. Mr. Williams quietly submitted a bid on the company last year but was rebuffed, according to people familiar with the matter.

Write to Nick Timiraos at nick.timiraos@wsj.com

Exhibit 3

Potential Participants

Pentwater Growth Fund Ltd. and Pentwater Capital Management LP (the “Pentwater Participants”) are anticipated to be participants in a potential solicitation of proxies with respect to the 2008 Annual Meeting of Shareholders of Post.

Pentwater Capital Management LP, a Delaware limited partnership, is a private money management firm which holds shares of Post through Pentwater Growth Fund Ltd. in various accounts under its management and control. The principal business of the Pentwater Participants is investing for accounts under their management. Matthew Halbower is the chief executive officer of Pentwater Capital Management LP.

Beneficial Ownership of Common Stock and Other Interests 1

Pentwater Growth Fund Ltd. beneficially owns, in the aggregate, approximately 2,013,888 shares of common stock of Post (the “Shares”). Pentwater Capital Management LP is the investment manager for Pentwater Growth Fund Ltd. and may be deemed to beneficially own the Shares. The Pentwater Participants also beneficially own options to purchase approximately 82,000 shares of common stock of Issuer pursuant to various option arrangements.

___________________________________

1 The Pentwater Participants have an economic interest in 2,249,300 shares of common stock of Post. The Pentwater Participants hold these economic interests pursuant to various swap agreements under which the Pentwater Participants have no ownership right in, nor any voting or dispositive power with respect to such shares.